UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 4, 2011

Resource Capital Corp.
(Exact name of registrant as specified in its chapter)

Maryland	1-32733	20-2287134
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

712 Fifth Avenue, 12th Floor
New York, NY		10019
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 215-546-5005

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 4, 2011, the registrant’s wholly-owned subsidiary, Resource TRS, Inc. (“TRS”), made an investment in LEAF Commercial Capital, Inc. (“LCC”), a newly-formed subsidiary of LEAF Financial Corporation (“LEAF  Financial”), which operates an equipment lease and note origination, servicing and financing business (the “Leasing Platform”).

In connection with the investment in LCC, in order to expand and strengthen its equipment finance investments, TRS contributed capital of approximately $26.2 million to LCC in the form of approximately $5.2 million in cash, directly-owned equipment leases and notes, and all of TRS’s interest in LEAF Receivables Funding 3, LLC, a wholly-owned subsidiary of TRS which owns equipment, equipment leases and notes.  As part of the transaction, LEAF Financial contributed its assets relating to the Leasing Platform to LCC.  Also, senior management personnel of LEAF Financial (collectively, the “Management Parties”), contributed capital to LCC in the form of all of the shares of common stock they owned in LEAF Financial in exchange for 10% of the shares of LCC common stock on a fully-diluted basis.  The foregoing capital investments in LCC were made pursuant to a Transfer and Contribution Agreement among the registrant, LEAF Financial, LCC, TRS and the Management Parties (the “TCA”).  The TCA is attached hereto as Exhibit 10.1.

Pursuant to the TCA, in return for the registrant’s and TRS’s capital investments, LCC issued and delivered to TRS 2,626.783 shares of LCC Series A preferred stock (the “Preferred Stock”) and warrants to purchase 4,800 shares of LCC common stock for an exercise price of $0.01 per share, representing 48% of LCC’s common stock on a fully-diluted basis (the “RCC Warrant”).  A certificate of designation of rights and preferences setting forth the terms of the Preferred Stock, and a form of the RCC Warrant, are each attached to the TCA.

As set forth in the TCA, on January 4, 2011, TRS also delivered to LCC a Share Purchase Agreement (the “Share Purchase Agreement”), under which LCC is permitted to require TRS to purchase up to an additional $10.0 million of Preferred Stock on the terms set forth therein.  A form of the Share Purchase Agreement is attached to the TCA.

In connection with these transactions, LCC entered into a revolving securitized equipment lease warehouse facility with Guggenheim Securities, LLC, under which Guggenheim has committed to an initial funding of $50.0 million and is seeking additional participating lenders to provide additional funding of up to $100.0 million.  Upon the mutual consent of both Guggenheim and LCC, the facility may be increased to a total of $200.0 million.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

10.1
Transfer and Contribution Agreement dated as of January 4, 2011 by and among LEAF Financial Corporation, Resource TRS, Inc., Resource Capital Corp., LEAF Commercial Capital, Inc. and the management parties named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Resource Capital Corp.

Dated: January 6, 2011	By: /s/ David J. Bryant
David J. Bryant
Chief Financial Officer